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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Trustees and Shareholders
U.S. Global Accolade Funds


We consent to the use of our report, incorporated herein by reference dated December 20, 2006 for Holmes Growth Fund, MegaTrends Fund, Eastern European Fund, and Global Emerging Markets Fund, each a portfolio of U.S. Global Accolade Funds, and to the references to our firm under the captions "Financial Highlights" in the prospectus and "Independent Registered Public Accountants" in the Statement of Additional Information.



                                      /s/ KPMG LLP


Boston, Massachusetts
February 27, 2007